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                                                                     EXHIBIT 11

                         THE CHROMALINE CORPORATION

                COMPUTATION OF NET EARNINGS PER COMMON SHARE

                                (Unaudited)

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                                                                      Six Months Ended
                                                                      ----------------
                                                          June 30, 1999             June 30, 1998
                                                          -------------             -------------
Net earnings applicable to common shareholders              $  400,761                $  565,087
   for basic and diluted earnings per share


Weighted average shares outstanding for basic                1,179,084                 1,159,886
   earnings per share


Dilutive effect of stock options computed using the              7,519                     8,550
   treasury stock method and the average market price


Weighted average shares outstanding for diluted              1,186,603                 1,168,436
   earnings per share

Basic earnings per share                                    $     0.34                $     0.48

Diluted earnings per share                                  $     0.34                $     0.48
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